ARTICLES OF INCORPORATION

                                       OF

                          INFINITY CAPITAL GROUP, INC.

     FIRST: Incorporation: The undersigned Gregory H. Laborde, whose address is 7 Dey Street, Suite 900, New York, New York, being at least eighteen years of age, does hereby form a corporation under the general laws of the State of Maryland.

     SECOND: Name of Corporation: The name of the Corporation is Infinity Capital Group, Inc.

     THIRD: Corporate Purposes: The Corporation is formed for the following purpose or purposes:

     A. To transact all lawful business for which a corporation may be incorporated pursuant to the Maryland Corporation Code.

     B. To manufacture, purchase or otherwise acquire and to hold, own, mortgage or otherwise lien, pledge, lease, sell, assign, exchange, transfer or in any manner dispose of, and to invest, deal and trade in and with good, wares, merchandise and personal property of any and every class and description, within or without the State of Maryland.

     C. To acquire the goodwill, rights and property and to undertake the whole or any part of the assets and liabilities of any person, firm, association or corporation; to pay for the same in cash, the stock of the corporation, bonds or otherwise; to hold or in any manner dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

     D. To guarantee, purchase or otherwise acquire, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock, bonds or other evidences of indebtedness created by other corporations and, while the holder of such stock , to exercise all the rights and privileges of ownership, including the right to vote thereon, to the same extent as a natural person might or could do.

     E. To purchase or otherwise acquire, apply for, register, hold, use sell, or in any manner deal with patents, inventions, improvements, processes, formulas, trademarks, trade names, rights and licenses secured under letters patent, copyright or otherwise.

     F. To enter into make and perform contracts of every kind for any lawful purpose, with any person, firm, association, or corporation, town, city, county, body politic, state, territory, government, colony or dependency thereof.

     G. To borrow money for any of the purposes of the corporation and to draw, make, accept, endorse, discount, execute, issue, sell, pledge or otherwise dispose of promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or nonnegotiable, transferable or nontransferable instruments and evidences of indebtedness, and to secure the payment thereof and the interest thereon by mortgage or pledge, conveyance or assignment in trust of the whole or any par of the property of the corporation at the time owned or thereafter acquired.

     H. To lend money to, or guarantee the obligations of, or to otherwise assist the directors of the corporation or any other corporation the majority of whose voting capital stock is owned by the corporation, upon the affirmative vote of at least a majority of the outstanding shares entitled to vote for directors.

     I. To purchase, take, own, hold, deal in, mortgage or otherwise pledge, and to lease, sell, exchange, convey, transfer or in any manner whatever dispose of real property, within or without the State of Maryland.

     J. To purchase, hold, sell and transfer the shares of its capital stock.

     K. To have one or more offices and to conduct any or all operations and business and to promote its objects, within or without the State of Maryland, without restrictions as to place or amount.

     L. To do any or all of the things herein set forth as principal, agent, contractor, trustee, partner or otherwise, alone or in company with others.

     M. To conduct, operate, and carry on the business of a close-end, management investment company that has elected to be treated as a business development company, pursuant to the Investment Company Act of 1940, as amended ("1940 Act"); provided, however, that the Corporation may cease to be treated as a business development company upon compliance with the requirements of the 1940 Act with respect thereto; and

     N. To exercise and enjoy all powers, rights and privileges granted to and conferred upon corporations by the Maryland General Corporation Law now or hereafter in force.

     FOURTH: Address of Principal Office. The post office address of the principal office of the Corporation in the State of Maryland is 201 East Baltimore Street, Suite 630, Baltimore, Maryland, 21202.

     FIFTH: Name and Address of Resident Agent. The name and address of the resident agent of the Corporation in the State of Maryland is Harbor City Research, 201 E. Baltimore Street, Suite 630, Baltimore, Maryland, 21202.

     SIXTH: Shares of Stock.

     A. The Corporation shall be authorized to issue two classes of capital stock, designated as "Common Stock" and "Preferred Stock" respectively. The Corporation shall be authorized to issue 100,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value.

     B. Holders of Common Stock shall not have preemptive or preferential rights to acquire any shares of the capital stock of the Corporation, and any or all of such shares, whenever authorized, may be issued, or may be reissued and transferred if such shares have been reacquired and have treasury status, to any person, firm, corporation, trust, partnership, association or other entity for such lawful consideration and on such terms as the Board of Directors determines in its discretion without first offering the shares to any such holder.

     C. All shares of the Corporation's authorized capital stock, when issued for such consideration as the Board of Directors may determine, shall be fully paid and nonassessable.

     D. The  Board  of  Directors  of the  Corporation  may,  by  adoption  of a
resolution  or  Bylaw,   impose   restrictions  upon  the   transferability   by
shareholders of shares of the Corporation's Capital Stock.

     E. The Board of Directors of the Corporation may, by adoption of a resolution or Bylaw, designate one or more Series of Preferred Stock and shall have the power to determine the conversion and/or redemption rights, preferences and privileges of each such Series of Preferred Stock provided that such conversion and/or redemption rights, preferences and privileges of any Series of Preferred Stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued Series of Preferred Stock.

     F. Except as otherwise required under the 1940 Act, voting power for the election of directors and for all other purposes shall be exclusively vested in the holders of Common Stock. Each holder of a full or fractional share of Common Stock shall be entitled, in the case of full shares, to one vote for each such share and, in the case of fractional shares, to a fraction of one vote corresponding to the fractional amount of each such fractional share, in each case based upon the number of shares registered in such holder's name on the books of the Corporation.

     G. In the event of the liquidation or dissolution of the Corporation, the holders of the Common Stock shall be entitled to receive all of the net assets of the Corporation. The assets so distributed to the stockholders shall be distributed among such stockholders, in cash or in kind at the option of the directors, in proportion to the number of full and fractional shares of the class held by them and recorded on the books of the Corporation.

     H. Each holder of shares of capital stock shall, upon demand, disclose to the Corporation such information with respect to direct or indirect holdings of such shares as the directors or any officer or agent of the Corporation designated by the directors deems necessary to comply with provisions of the Internal Revenue Code of 1986 applicable to the Corporation, to comply with the provisions of the appropriate taxing authority, or to comply with the provisions of the 1940 Act or the Employee Retirement Income Security Act of 1974, as any said laws may be amended from time to time.

     SEVENTH: Board of Directors: The Corporation shall have at least three directors; provided that if there is no stock outstanding, the number of directors may be less than three but not less than one. Gregory H. Laborde shall act as sole director of the Corporation until his successor has been duly chosen and qualified.

     EIGHTH: Management of the Affairs of the Corporation.

     A. All corporate powers and authority of the Corporation shall be vested in and exercised by the Board of Directors except as otherwise provided by statute, these Articles, or the Bylaws of the Corporation.

     B. The Board of Directors shall have the power to adopt, alter, or repeal the Bylaws of the Corporation, unless the Bylaws otherwise provide.

     C. The Board of Directors shall have the power to determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by stockholders. No stockholder shall have any right to inspect any account, book, or document of the Corporation except to the extent permitted by statute or the Bylaws.

     D. The Board of Directors shall have the power to determine, in accordance with generally accepted accounting principles, the Corporation's net income, its total assets and liabilities, and the net asset value of the shares of capital stock of the Corporation. The Board of Directors may delegate such power to any one or more of the directors or officers of the Corporation, its investment adviser, administrator, custodian, or depositary of the Corporation's assets, or another agent of the Corporation appointed for such purposes.

     E. Except as otherwise required under the 1940 Act, the Board of Directors shall have the power to make distributions, including dividends, from any legally available funds in such amounts, and in a manner and to the stockholders of record as of such a date, as the Board of Directors may determine.

     NINTH: Stockholder Liability. The stockholders shall not be liable to any extent for the payment of any debt of the Corporation.

     TENTH: Majority of Votes. Except as otherwise provided in these Articles, under the 1940 Act, or under any provision of Maryland law requiring approval by a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any action may be taken or authorized by the Corporation upon the affirmative vote of a majority of the votes entitled to be cast thereon.

     ELEVENTH: Special Voting Requirements: Control Shares.

     A. The Corporation shall not be governed by the provisions of Section 3-602 of the Maryland General Corporation Law.

     B. Any acquisition of shares of the stock of the Corporation, by any person and at any time, shall be generally exempted from the requirements of subtitle 7 of Title 3 of the Maryland General Corporation Law.

     TWELFTH: Limitation on Liability.

     A. To the maximum extent permitted by the laws of Maryland law (but not in violation of any applicable requirement or limitation of the 1940 Act), in each case as currently in effect or as may hereafter be amended:

     1. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages; and

     2. The Corporation shall indemnify and advance expenses as provided in the Bylaws of the Corporation to its present and past directors, officers, employees and agents (including any person or firm appointed by the Corporation to serve as investment adviser or any similar function), and persons who are serving or have served at the request of the Corporation in similar capacities for other entities.

     B. No amendment, alteration, or repeal of this Article or the adoption, alteration, or amendment of any other provision of these Articles or the Bylaws of the Corporation inconsistent with this Article, shall adversely affect any limitation on liability or indemnification of any person under this Article with respect to any act or failure to act which occurred prior to such amendment, alteration, repeal, or adoption.

     THIRTEENTH: Right of Amendment. Any provision of these Articles may be amended, altered, or repealed upon the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

     IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 8th day of July, 2003.


                                            /s/Gregory H. Laborde

                                            ----------------------------------
                                            Gregory H. Laborde